EXHIBIT 99.1

OCTUS ENERGY ANNOUNCES APPOINTMENT OF JOHN ARGO AS DIRECTOR, ENERGY PROJECTS & FINANCE

Davis, California (May 5, 2009) -- Octus Energy (OTCBB: OCTI.OB) today announced John Argo, a seasoned alternative energy executive and successful entrepreneur, has joined Octus as Director, Energy Projects & Finance.

“This is a major step for Octus as we seek to bring innovative energy efficiency products to market, in addition to developing large-scale renewable energy efficiency projects,” said Chris Soderquist, Octus CEO. “John has a proven track record of success, as an entrepreneur, industry innovator, and project creator.”

As Director of Energy Projects & Finance, Argo will lead development of renewable energy and energy efficiency projects for commercial and public sector organizations, focused on capitalizing energy creation and energy conservation. He will also create and manage industry collaborations and Octus’s energy project financing solutions.

“Octus is uniquely positioned at the crossroads of innovative energy efficiency products and renewable energy systems that result in sensible, valuable solutions for clients,” said Argo. “These are truly smart energy solutions. The time to build is now, given favorable economics, incentives, latent market demand, technology advancement, and the ability to arbitrage our renewable energy and energy efficiency positions.”

Prior to joining Octus, Argo founded and was CEO of Q1 NanoSystems (Bloo Solar). He is co-inventor on 11 pending patents for ultra-thin film solar cells and nanostructured devices. He is a certified Project Management Professional and a member of the American Council on Renewable Energy (ACORE) Founding 500 and Solar Energy Industry Association (SEIA).

Argo has 21 years experience in large-scale project and technology management. He led teams implementing leading-edge solutions at Hewlett-Packard and Electronic Data Systems. Argo earned an MBA from the University of California, Davis. He is currently President of their Graduate School of Management Alumni Association. He is also a founder and partner of Crystal Basin Cellars, a California winery.

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About Octus

Octus Energy (OTCBB: OCTI.OB) is a California-based energy efficiency innovation company focused on delivering proprietary environmental management, cooling and lighting products to the commercial and public sector markets. Through its Repower. Renew. Results.™ strategy the company intends to offer its products directly and through established channel partners, sub-license its alternative energy technologies, and develop renewable energy efficiency projects.

Please see www.octusenergy.com